BOARD APPROVED POLICY
Erroneously Awarded Compensation Recovery

Latest revision date
10/24/23

Latest review/approval date
10/24/23

Effective date
10/02/23

Review frequency
Annually

Related policies
•Compensation Recovery

Related documents
•Senior Executive Acknowledgment and Agreement regarding Erroneously Awarded Compensation Policy

I.    General Statement of Policy

Overview

In accordance with Section 303A.14 of the Listed Company Manual of FHN’s Primary Exchange, Section 10D of the Exchange Act, and SEC Rule 10D-1, it is the policy of First Horizon Corporation (“FHN”) and its subsidiaries (collectively, the “Company”) that, if an Accounting Restatement occurs, FHN will recover, reasonably promptly, Erroneously Awarded Compensation that is Received by any Senior Executive. For this purpose, recovery by a subsidiary of FHN is treated as recovery by FHN.

II.    Implementation

A.    Recovery of Erroneously Awarded Compensation. If the Compensation Committee determines that an Accounting Restatement (within the meaning of this policy) has occurred:

1.    The Compensation Committee is authorized and directed to determine, for each Senior Executive, the amount of any Erroneously Awarded Compensation Received by each Senior Executive.

2.    If the Compensation Committee determines that Erroneously Awarded Compensation was Received by one or more Senior Executives, the Compensation Committee shall promptly notify each such Senior Executive with a written notice: (a) stating that an Accounting Restatement has occurred within the meaning of this policy; (b) stating that a Financial Reporting Measure relevant to Incentive Compensation Received by the Senior Executive was impacted by that Restatement, which Measure shall be identified; (c) stating the amount of the Erroneously Awarded Compensation resulting from the Accounting Restatement; and (d) demanding repayment or return of such Erroneously Awarded Compensation, as applicable. The notice need not provide, but any Senior Executive may request, information used by the Committee to determine that an

Accounting Restatement has occurred and the amount of Erroneously Awarded Compensation, and the Committee’s analysis of information to arrive at its determinations.

3.    For Clawback Eligible Incentive Compensation based on FHN’s stock price or TSR, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:

a.    The Compensation Committee is authorized and directed to determine the amount to be repaid or returned based on the Committee’s reasonable estimate of the effect of the Accounting Restatement on FHN’s stock price or TSR upon which the Clawback Eligible Incentive Compensation was Received.

b.    Management shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to FHN’s Primary Exchange.

4.    Except as set forth in II.B. below, neither the Committee nor FHN may accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Senior Executive’s obligations under this policy.

5.    The Compensation Committee has discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the facts and circumstances of each instance. Without limiting the foregoing, the Compensation Committee may:

a.    seek reimbursement in cash, in shares of stock, or both, whether or not the cash or shares were part of the Erroneously Awarded Compensation;

b.    cancel, forfeit, or offset outstanding awards in whole or in part, whether or not vested and whether or not related to any Erroneously Awarded Compensation;

c.    cancel, forfeit, or offset awards that have not yet been granted or awarded, whether or not contractually committed and whether or not related to any Erroneously Awarded Compensation; or

d.    cancel, forfeit, or offset deferred compensation, subject to limitations of and compliance with applicable employment and tax laws and regulations, whether or not related to any Erroneously Awarded Compensation.

6.    To the extent that a Senior Executive fails to repay all Erroneously Awarded Compensation to FHN when due, FHN shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the Executive. The Senior Executive shall be required to reimburse FHN for any and all expenses reasonably incurred (including legal fees) by FHN in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

B.    Exceptions to Recovery. Notwithstanding anything herein to the contrary, FHN is not required to take the actions contemplated by II.A. above if the Compensation Committee determines that recovery would be impracticable and if either of the following additional conditions is met:

1.    The Compensation Committee determines that the direct expense paid to a third party to assist in enforcing this policy would exceed the amount to be recovered. Before making this determination, FHN must make a reasonable attempt to recover the

Erroneously Awarded Compensation, document such attempt(s), and provide such documentation to FHN’s Primary Exchange.

2.    The Compensation Committee determines that recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of FHN, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code and regulations thereunder.

C.    Definitions. As used in this Policy:

1.    “Erroneously Awarded Compensation” that is Received by a Senior Executive means, in the event of an Accounting Restatement, the amount by which (x) the total amount of Clawback Eligible Incentive Compensation previously Received by the Senior Executive exceeds (y) the total amount of Clawback Eligible Incentive Compensation that otherwise would have been Received had such Compensation been determined based on the restated amounts in such Accounting Restatement. In determining the amount of Erroneously Awarded Compensation Received by a Senior Executive:

a.    For Clawback Eligible Incentive Compensation based on stock price or TSR, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, then the amount of Erroneously Awarded Compensation will be based on the Compensation Committee’s reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR as provided in II.A.3. above.

b.    All amounts will be computed without regard to any taxes withheld or paid by the Company or by the Senior Executive.

2.    “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

3.    “Clawback Eligible Incentive Compensation” means all Incentive Compensation, of every type and instance, that is Received by a Senior Executive (i) on or after the Effective Date of this policy, (ii) after beginning service as a Senior Executive, (iii) who served as a Senior Executive at any time during the applicable performance period relating to the Incentive Compensation (whether or not such Senior Executive is serving at the time the Erroneously Awarded Compensation is required to be repaid to FHN), (iv) while FHN has a class of securities listed on its Primary Exchange or on any other national securities exchange or national securities association, and (v) during the applicable Clawback Period.
4.    “Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of FHN immediately preceding the Accounting Restatement Date, and if FHN changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.

5.    “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing FHN’s financial statements, and any measure that is derived wholly or in part from such measure; provided, however, that a Financial Reporting Measure is not required to be presented within FHN’s financial statements or included in a filing with the SEC to qualify as a “Financial Reporting Measure.” For purposes of this policy, “Financial Reporting Measure” includes, but is not limited to, stock price and TSR.

6.    “TSR” means total shareholder return.

7.    “Accounting Restatement” means an accounting restatement due to the material noncompliance of FHN with any financial reporting requirement under the Exchange Act or other applicable U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Traditional Restatement”), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Other Material Restatement”).

8.    “Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of FHN authorized to take such action if the Board action is not required, concludes, or reasonably should have concluded, that FHN is required to prepare an Accounting Restatement; and (ii) the date a court, regulator, or other legally authorized body directs FHN to prepare an Accounting Restatement.

9.    “Received” means, with respect to any Incentive Compensation, actual or deemed receipt. Specifically: Incentive Compensation is deemed “Received” in FHN’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation to the Senior Executive occurs after the end of that period.

10.    “Senior Executive” means any current or former executive officer of FHN, as determined by the Board in accordance with: Section 10D of the Exchange Act; SEC Rule 10D-1; SEC Rule 16a-1(f); and the listing standards of FHN’s Primary Exchange.

11.    “Executive Agreement” means any employment agreement, indemnity agreement, severance agreement, equity award agreement, compensatory plan, or any other agreement or arrangement of the Company with a Senior Executive.

12.    “Board” means FHN’s Board of Directors.
13.    “Compensation Committee" means the Compensation Committee of the Board.

14.    “Primary Exchange” is the primary national securities exchange on which FHN's common stock is listed (currently the New York Stock Exchange).

15.    “SEC” means the U.S. Securities and Exchange Commission.

16.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

17.    “Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.

D.    Supplemental Effect. This policy supplements FHN’s Compensation Recovery Policy; this policy does not amend or supersede that policy. Incentive Compensation Received by a Senior Executive may be recoverable under either policy or both policies. A particular amount of Incentive Compensation may be recovered only once; recovery of an amount under one policy will satisfy recovery of that amount under the other. Similarly, this policy supplements error-correction and recovery provisions in certain Incentive Compensation plans and programs of the Company.

E.    Administration.

1.    The Compensation Committee is authorized and directed to administer this policy, and to oversee its administration to the extent delegated to management.

2.    The Compensation Committee is authorized to interpret this policy and to make all determinations necessary, appropriate, or advisable for the administration of this policy and for FHN’s compliance with the rules and listing standards of FHN’s Primary Exchange applicable to this policy, with Section 10D of the Exchange Act, and with Rule 10D-1 and any other applicable regulation, rule, or interpretation of the SEC. Any determinations made by the Compensation Committee shall be final and binding on all affected individuals.

3.    The Compensation Committee may amend this policy, acting on behalf of the Board, to conform the policy to changes in any such laws, rules, regulations, or listing standards, including changes in interpretation or guidance. Management may make in-the-spirit updating and other ministerial amendments.

4.    The Compensation Committee is not required or authorized to oversee or assess any accounting, audit, or financial reporting functions of FHN. In determining whether an Accounting Restatement has occurred for purposes of this policy, the Compensation Committee is authorized and directed to seek and accept information from FHN’s reported financial statements, from the Board’s Audit Committee, and from management as provided in III. below, and to apply the terms and definitions of this policy in the context of the information so obtained.

5.    The Board may act in lieu of the Compensation Committee on any matter, with each Board member who is also an employee of the Company recusing, if permitted by the rules and listing standards of FHN’s Primary Exchange applicable to this policy, with Section 10D of the Exchange Act, and with Rule 10D-1 and any other applicable regulation, rule, or interpretation of the SEC.

F.    Indemnification Not Applicable. FHN may not indemnify any Senior Executive against (i) the loss of any Erroneously Awarded Compensation that must be repaid, returned, or recovered pursuant to the terms of this policy, or (ii) any claims relating to the Company’s enforcement of its rights under this policy. In addition:

1.    The charter and bylaws of FHN and of each of its subsidiaries shall be interpreted and implemented consistently with the foregoing.

2.    FHN may not enter into any Executive Agreement that exempts or excludes any Incentive Compensation that is granted, paid, or awarded to a Senior Executive from the application of this policy, or that waives FHN’s right to recovery of any Erroneously Awarded Compensation in accordance with this policy.

3.    This policy shall supersede any provision of any Executive Agreement that exempts any Incentive Compensation that is granted, paid, or awarded to a Senior Executive from the application of this policy or that waives FHN’s right to recovery of any Erroneously Awarded Compensation, whether entered into before, on, or after the Effective Date of this policy.

4.    The Compensation Committee is directed to obtain, from each current and future Senior Executive affected by this policy, an acknowledgement and agreement that this policy supersedes any contrary or inconsistent provision that may be in any Executive Agreement which the Company may have, or will have, with such Executive.

G.    Legal Supremacy of Policy. This policy shall be binding and enforceable against all Senior Executives and, to the extent required by applicable law or by guidance from the SEC or FHN’s Primary Exchange, against their beneficiaries, heirs, executors, administrators, or other legal representatives. The Board intends this policy to be applied to the fullest extent required by applicable law. Any Executive Agreement of the Company with a Senior Executive shall be deemed to include, as a condition to the creation, grant, or payment of any benefit thereunder, an agreement by the Senior Executive to abide by the terms of this policy. Any right of recovery under this policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to FHN under applicable law, regulation, or rule or pursuant to the terms of any other policy of FHN or any provision in any Executive Agreement.

Exceptions

Exceptions under II.B. above must be noted and properly mitigated

III.    Delegation of Authority

Each of the Chief Executive Officer and Chief Financial Officer are authorized and directed to report to the Compensation Committee when, in their judgment, an Accounting Restatement (within the meaning of this policy) may have occurred or may be about to occur, unless the Audit Committee has already so advised the Compensation Committee, and they are required to assist the Compensation Committee as requested in determining whether an Accounting Restatement in fact has occurred. If the Compensation Committee determines that an Accounting Restatement has occurred, the Chief Human Resources Officer, the Chief Accounting Officer (in the case of Financial Reporting Measures other than stock price and TSR), and the Chief Financial Officer (in the case of stock price or TSR), are authorized and directed to present information and calculations to the Compensation Committee pertinent to the determinations that Committee must make under this policy in connection with that Accounting Restatement. The Compensation Committee may rely upon all such information provided to it, but may not delegate its authority to determine whether an Accounting Restatement has occurred, nor to determine the amount of any Erroneously Awarded Compensation.